Exhibit 99.2

Prospectus supplement summary

Overview

We are a biopharmaceutical company focused on the discovery, clinical development and commercialization of innovative, small molecule drugs that address underserved medical needs primarily in neuropsychiatric and neurological disorders by targeting intracellular signaling mechanisms within the central nervous system, or CNS. In December 2019, CAPLYTA® (lumateperone) was approved by the U.S. Food and Drug Administration, or FDA, for the treatment of schizophrenia in adults (42 mg/day) and we initiated the commercial launch of CAPLYTA in March 2020. In December 2021, CAPLYTA was approved by the FDA for the treatment of bipolar depression in adults (42 mg/day). We initiated the commercial launch of CAPLYTA for the treatment of bipolar depression in December 2021. Additionally, in April 2022, the FDA approved two additional dosage strengths of CAPLYTA, 10.5 mg and 21 mg capsules, to provide dosage recommendations for patients concomitantly taking strong or moderate CYP3A4 inhibitors, and 21 mg for patients with moderate or severe hepatic impairment (Child-Pugh class B or C). We initiated the commercial launch of these special population doses in August 2022. As used in this prospectus supplement, “CAPLYTA” refers to lumateperone approved by the FDA for the treatment of schizophrenia in adults and for the treatment of bipolar depression in adults, and “lumateperone” refers to, where applicable, CAPLYTA as well as lumateperone for the treatment of indications beyond schizophrenia and bipolar depression.

Lumateperone is in Phase 3 clinical development as a novel treatment for major depressive disorder, or MDD.

On April 16, 2024, we announced positive topline results from our Phase 3 clinical trial, Study 501, evaluating lumateperone 42 mg as an adjunctive therapy to antidepressants for the treatment of MDD.

Lumateperone 42 mg given once daily as adjunctive therapy to antidepressants met the primary endpoint in Study 501 by demonstrating a statistically significant and clinically meaningful reduction in the Montgomery Asberg Depression Rating Scale (MADRS) total score compared to placebo at Week 6. In the modified intent-to-treat (mITT) study population, the least squares (LS) mean reduction from baseline for lumateperone 42 mg was 14.7 points, versus 9.8 points for placebo (LS mean difference = -4.9 points; p<0.0001; ES= 0.61). Lumateperone 42 mg also met the key secondary endpoint in the study by demonstrating a statistically significant and clinically meaningful reduction in the Clinical Global Impression Scale for Severity of Illness (CGI-S) score compared to placebo at Week 6 (p<0.0001; ES= 0.67). Statistically significant efficacy was seen at the earliest time point tested (Week 1) and maintained throughout the study in both the primary and the key secondary endpoints. In this study, lumateperone 42 mg robustly improved depressive symptoms as reported by patients as measured by the Quick Inventory of Depressive Symptomatology Self Report (QIDS-SR-16) (p<0.0001). Lumateperone was generally safe and well-tolerated in this study. The most commonly reported adverse events that were observed at a rate greater than or equal to 5% and at least twice the rate of placebo in the total population were dry mouth (10.8%), fatigue (9.5%) and tremor (5.0%). Adverse events were mostly mild to moderate and resolved within a short period of time. These adverse events were similar to those seen in prior studies of lumateperone as a treatment for bipolar depression and schizophrenia.

Clinical conduct in Study 502 and Study 505, global Phase 3 clinical trials evaluating lumateperone 42 mg as an adjunctive therapy to antidepressants for the treatment of MDD, is ongoing. Study 505 is intended to serve as a potential additional registration trial in support of a supplemental New Drug Application, or sNDA, for approval of lumateperone as an adjunctive therapy to antidepressants for the treatment of MDD, if needed. We expect to announce topline results from Study 502 late in the second quarter of 2024 and, subject to such results, we expect to file an sNDA with the FDA for approval of lumateperone as an adjunctive therapy to antidepressants for the treatment of MDD in the second half of 2024.

In the first quarter of 2020, as part of our lumateperone bipolar depression clinical program, we initiated our third monotherapy Phase 3 study, Study 403, evaluating lumateperone as monotherapy in the treatment of major depressive episodes associated with bipolar I or bipolar II disorder. Following the positive results in our adjunctive study that was part of our bipolar depression clinical program, Study 402, we amended Study 403 to evaluate major depressive episodes with mixed features in bipolar disorder in patients with bipolar I or bipolar II disorder and mixed features in patients with MDD. In March 2023, we announced positive topline results from Study 403 as lumateperone 42 mg given once daily met the primary endpoint in the study by demonstrating a statistically significant and clinically meaningful reduction in the MADRS total score compared to placebo at Week 6 in the combined patient population of MDD with mixed features and bipolar depression with mixed features (5.7 point reduction vs. placebo; p<0.0001; Cohen’s d effect size (ES) of 0.64). Robust results were also seen in the individual patient population of MDD with mixed features (5.9 point reduction vs. placebo; p<0.0001; ES= 0.67), and in the individual patient population of bipolar depression with mixed features (5.7 point reduction vs. placebo; p<0.0001; ES= 0.64). Additionally, lumateperone 42 mg met the key secondary endpoint in the study by demonstrating a statistically significant and clinically meaningful reduction in the clinician’s assessment of improvement in the overall severity on the CGI-S score compared to placebo at Week 6 in the combined patient population of MDD with mixed features and bipolar depression with mixed features (p<0.0001; ES= 0.59) and in the individual patient population of MDD with mixed features (p=0.0003; ES= 0.57), as well as the individual patient population of bipolar depression with mixed features (p<0.0001; ES=0.61).

We also have an ongoing study, Study 304, evaluating lumateperone for the prevention of relapse in patients with schizophrenia. The study is being conducted in five phases consisting of a screening phase; a 6-week, open-label run-in phase during which all patients will receive 42 mg of lumateperone per day; a 12-week, open-label stabilization phase during which all patients will receive 42 mg of lumateperone per day; a double-blind treatment phase, 26 weeks in duration, during which patients receive either 42 mg of lumateperone per day or placebo (1:1 ratio); and a 2-week safety follow-up phase. This study is being conducted in accordance with our post approval marketing commitment to the FDA in connection with the approval of CAPLYTA for the treatment of schizophrenia as is typical for antipsychotics.

Within the lumateperone portfolio, we have conducted or are in the process of conducting studies with pediatric patients in schizophrenia, bipolar disorder and irritability associated with autism spectrum disorder. In addition, we are developing a long-acting injectable, or LAI, formulation to provide more treatment options to patients suffering from mental illness. We have conducted a Phase 1 single ascending dose study with an LAI formulation. This study evaluated the pharmacokinetics, safety and tolerability of a lumateperone LAI in patients with stable symptoms of schizophrenia and was generally safe and well-tolerated. We are evaluating several additional formulations of a lumateperone LAI with treatment durations of one month and longer. We have completed all non-clinical studies to support the initiation of a Phase 1 study with four additional formulations of our LAI. We expect to commence clinical conduct in this study in the first half of 2024. Given the encouraging efficacy and favorable safety profile to date with oral lumateperone, we believe that an LAI option, in particular, may lend itself to being an important formulation choice for certain patients.

We are developing ITI-1284-ODT-SL for the treatment of generalized anxiety disorder, the treatment of agitation in patients with dementia, and the treatment of dementia-related psychosis. ITI-1284-ODT-SL is a deuterated form of lumateperone, a new molecular entity formulated as an oral disintegrating tablet for sublingual administration. ITI-1284-ODT-SL is formulated as an oral solid dosage form that dissolves almost instantly when placed under the tongue, allowing for ease of use in the elderly and may be particularly beneficial for patients who have difficulty swallowing conventional tablets. Phase 1 single and multiple ascending dose studies in healthy volunteers and healthy elderly volunteers (> than 65 years of age) evaluated the safety, tolerability and pharmacokinetics of ITI-1284-ODT-SL. In these studies, there were no reported serious adverse events in either age group. In the elderly cohort, reported adverse events were infrequent with the most common adverse event being transient dry mouth (mild). Based on these results, we have initiated Phase 2 programs evaluating ITI-1284-ODT-SL for the treatment of generalized anxiety disorder, psychosis in Alzheimer’s disease and agitation in patients with Alzheimer’s disease. The FDA has informed us that they do not believe the deuterated and undeuterated forms of lumateperone are identical. As a result, the non-clinical data from lumateperone may not be broadly applied to ITI-1284-ODT-SL, and we conducted additional toxicology studies. These studies have been completed and we expect to commence clinical conduct in our Phase 2 studies in the first half of 2024. We are continuing with Phase 1 studies with ITI-1284-ODT-SL, including drug-drug interaction studies.

We have another major program that has yielded a portfolio of compounds that selectively inhibit the enzyme phosphodiesterase type 1, or PDE1. PDE1 enzymes are highly active in multiple disease states, and our PDE1 inhibitors are designed to reestablish normal function in these disease states. Abnormal PDE1 activity is associated with cellular proliferation and activation of inflammatory cells. Our PDE1 inhibitors ameliorate both of these effects in animal models. We intend to pursue the development of our phosphodiesterase, or PDE, program, for the treatment of aberrant immune system activation in several CNS and non-CNS conditions with a focus on diseases where excessive PDE1 activity has been demonstrated and increased inflammation is an important contributor to disease pathogenesis. Our potential disease targets include immune system regulation, neurodegenerative diseases, cancers and other non-CNS disorders. Lenrispodun (ITI-214) is our lead compound in this program. Following the favorable safety and tolerability results in our Phase 1 program, we initiated our development program for lenrispodun for Parkinson’s disease and conducted a Phase 1/2 clinical trial of lenrispodun in patients with Parkinson’s disease to evaluate safety and tolerability in this patient population, as well as motor and non-motor exploratory endpoints. In this study, lenrispodun was generally well-tolerated with a favorable safety profile and clinical signs consistent with improvements in motor symptoms and dyskinesias. Our Phase 2 clinical trial of lenrispodun evaluating improvements in motor symptoms, changes in cognition, and inflammatory biomarkers in patients with Parkinson’s disease is ongoing. We expect to complete patient enrollment in this study in late 2024 with topline results anticipated in the first half of 2025. We also have an active Investigational New Drug application to evaluate our newest candidate within the PDE 1 inhibitor program, ITI-1020, as a novel cancer immunotherapy. Our Phase 1 program with ITI-1020 in healthy volunteers is ongoing.

We have a development program with our ITI-333 compound as a potential treatment for substance use disorders, pain and psychiatric comorbidities including depression and anxiety. There is a pressing need to develop new drugs to treat opioid addiction and safe, effective, non-addictive treatments to manage pain. ITI-333 is a novel compound that uniquely combines activity as an antagonist at serotonin 5-HT2A receptors and a partial agonist at µ-opioid receptors. These combined actions support the potential utility of ITI-333 in the treatment of opioid use disorder and associated comorbidities (e.g., depression, anxiety, sleep disorders) without opioid-like safety and tolerability concerns. We have conducted a Phase 1 single ascending dose study evaluating the safety, tolerability and pharmacokinetics of ITI-333 in healthy volunteers. In this study, ITI-333 achieved plasma exposures at or above those required for efficacy and was generally safe and well-tolerated. We have commenced a neuroimaging study to investigate brain occupancy for receptors that play a role in substance use disorder and also have applicability for pain. The results of this study will support the dose selection for future studies. We also have an ongoing multiple ascending dose study with ITI-333 in healthy volunteers. We have received a grant from the National Institute on Drug Abuse under the Helping to End Addiction Long-term Initiative, or NIH HEAL Initiative, that we expect will fund a significant portion of the early stage clinical development costs associated with this program.

We also have the ITI-1500 program focused on the development of novel non-hallucinogenic psychedelics. Compounds in this series interact with serotonergic (5-HT2a) receptors in a unique way, potentially allowing the development of this new drug class in mood, anxiety and other neuropsychiatric disorders without the liabilities of known psychedelics including the hallucinogenic potential and risk for cardiac valvular pathologies. Our lead compound in this program, ITI-1549, is currently being evaluated in Investigational New Drug application, or IND, enabling studies.

Our therapeutic pipeline

The safety and efficacy of investigational agents and/or investigational uses of approved products have not been established.

Our strategy

Our goal is to discover, develop and commercialize novel small molecule therapeutics for the treatment of CNS diseases and other diseases in order to improve the lives of people suffering from such illnesses. Using our key understanding of intracellular signaling, we seek to accomplish our goal, using our in-house expert drug discovery and clinical development teams, in two ways:

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we seek to have the capability to develop first-in-class medications with novel mechanisms that have the potential to treat CNS diseases and other diseases for which there are no previously marketed drugs; and

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we seek to develop drugs that either can differentiate themselves in competitive markets by addressing aspects of CNS diseases and other diseases which are not adequately treated by currently marketed drugs or can be effective with fewer side effects.

The key elements of our strategy are to:

•	continue to commercialize CAPLYTA, which has been approved by the FDA for the treatment of schizophrenia and bipolar depression in adults, in the United States;

•	complete the development of lumateperone for additional neuropsychiatric indications, such as MDD;

•	expand the commercial potential of lumateperone by investigating its usefulness in additional neurological areas;

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continue to advance our other product candidates in clinical development, such as PDE1 inhibitors, including lenrispodun for the treatment of CNS and other disorders; ITI-1284, for the treatment of generalized anxiety disorder, psychosis in Alzheimer’s disease and agitation in patients with Alzheimer’s disease; and ITI-333, for substance use disorders, pain and psychiatric comorbidities including depression and anxiety; and

•	advance the earlier stage product candidates in our pipeline, such as ITI-1549, for mood and other neuropsychiatric disorders.

Recent developments

While we have not finalized our financial results for the first quarter of 2024, we expect to report that, for the three months ended March 31, 2024, our CAPLYTA net product sales were approximately $144.8 million, and as of March 31, 2024, we had cash, cash equivalents, investment securities and restricted cash of approximately $477 million. These amounts are preliminary, unaudited and may change, were prepared by management and are based on the most current information available to management, and are subject to completion by management of the financial statements as of and for the three months ended March 31, 2024, including completion of the review procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them. As a result, there can be no assurance that our CAPLYTA net product sales for the three months ended March 31, 2024 or our cash, cash equivalents, investment securities and restricted cash as of March 31, 2024 will not differ from these estimates and any such change could be material, and you should not place undue reliance on these preliminary estimates. Additional information and disclosures are required for a more complete understanding of our financial position and results of operations as of and for the three months ended March 31, 2024. See “Risk Factors—Risks Related to This Offering—Our preliminary financial estimates represent management’s current estimates and are subject to change.”

Complete quarterly results as of, and for the three months ended March 31, 2024 will be included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

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